Exhibit 99.1

Contacts:

Bradley D. Lehan
(904) 819-2128

Florida East Coast Industries Completes Acquisition of

Codina Group, Inc. and Related Property Interests

ST. AUGUSTINE and MIAMI, FL, April 27, 2006 — /PRNewswire-FirstCall/ — Florida East Coast Industries, Inc. (NYSE: FLA) (FECI) today announced the completion of its previously announced acquisition of privately-held Codina Group, Inc. (Codina Group), the largest industrial developer in South Florida and one of Florida’s largest exclusive third-party real estate service providers, and related property interests. In separate transactions, subsidiaries of FECI acquired certain land parcels and a general partnership interest.

The transactions were valued at $270 million in aggregate, including contingent consideration, and will solidify the Corporation’s position as one of the leading landowners and commercial developers in the state of Florida, with a strong presence in the South Florida, Orlando and Jacksonville markets.

About Codina Group

Headquartered in Coral Gables, Florida, Codina Group is an integrated commercial real estate investment, development, construction, leasing, property management and brokerage firm with 150 employees. To date, the Codina Group has constructed over 11 million square feet of industrial, office and retail property, developed over 1,760 acres of land, and currently manages more than 12 million square feet of property.

About Florida East Coast Industries

Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, leases and manages 8.1 million square feet of commercial and industrial space, as well as an additional 575,000 square feet under construction, and owns approximately 586 acres of entitled land and approximately 2,540 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville, Ft. Lauderdale and Miami. For more information, visit the Company’s Web site at http://www.feci.com.

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company’s present expectations or beliefs concerning future events. These statements may be identified by the use of words like “plan,” “expect,” “see”, “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could,” “may”, and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in the general and local real estate market or in general economic conditions, and other risks inherent in the real estate business. Further information on these and other risk factors is included in the Company’s filings with Securities and Exchange Commission, including the Company’s most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.